Exhibit 10.66

Private and Confidential

November 17, 2004

Mr. Irwin Gruverman

Chairman & CEO

MFIC Corporation

30 Ossipee Rd., P.O. Box 9101

Newton, MA 02464

Dear Mr. Gruverman:

We are pleased that MFIC Corporation, a Delaware corporation (“MFIC” or the “Company”) has decided to retain Maxim Group LLC (“Maxim”) to provide general financial advisory and investment banking services to the Company as set forth herein.  This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth the terms of our engagement.

1.             Retention.  The Company hereby retains Maxim for a period of twelve (12) months from the execution hereof and the payment of an Initial Advisory Fee (as more particularly described hereinafter) as its exclusive financial advisor and investment banker to provide general financial advisory and investment banking services, and Maxim accepts such retention on the terms and conditions set forth in this Agreement.  In such capacity, Maxim shall: (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company; (ii) advise the Company on matters relating to its capitalization; (iii) evaluate alternative financing structures and arrangements; and (iv) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

2.             Information.  In connection with Maxim’s activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Maxim deems appropriate and will provide Maxim with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  The Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company.  Any advice rendered by Maxim pursuant to this Agreement may not be attributed publicly to Maxim without Maxim’s prior written consent.  Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, customers, suppliers, vendors and other Information (the “Confidential Information”) which must be maintained by Maxim as absolutely confidential. For purposes of this Agreement, it is specifically agreed that the term

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Confidential Information shall mean any and all information disclosed to Maxim that is not included in the Company’s public filings.  The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Maxim or its representatives in violation of this Agreement, (ii) was or becomes available to Maxim on a non-confidential basis from a source other than the Company or its Representatives provided that such source is not known to Maxim to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to Maxim by a contractual, legal or fiduciary obligation or (iii) was within Maxim’s possession prior to its being furnished to Maxim by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.  Maxim agrees that it will not without the Company’s prior approval disclose any such Confidential Information to any third party without the Company’s prior written approval specifying the type, types or items of Confidential Information that may be disclosed and identifying such third party recipient(s) by name..

3.             Compensation.  As consideration for Maxim’s services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)                      The Company shall pay to Maxim (i) a non-refundable cash fee of $25,000 payable upon execution of this Agreement (“Initial Advisory Fee”), and (ii) a warrant (“Warrant”) to purchase 100,000 shares of the Company’s common stock. The Warrant shall be exercisable at any time during the three-year period commencing on the date hereof at an exercise price of $3.20 per share. The Warrant shall contain provisions, including, without limitation, those pertaining to cashless exercise, anti-dilution protection and piggyback registration rights, contained in the Warrants issued to the Company’s investors in a Regulation D private placement offering earlier this year.  The fees (except for the Initial Advisory Fee) appearing in Exhibit B (hereto, the “Fee Schedule”) shall be earned by and paid to Maxim by the Company in connection with financings or transactions undertaken by the Company, the terms of which will be will be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements.

(b)                     The Company and Maxim acknowledge and agree that, in the course of performing services hereunder, Maxim may introduce the Company to third parties who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”). When, as, and if Maxim intends to make such an introduction it will promptly provide written notice to the Company of the identity of such party(s) who may be interested in entering into a Transaction, whereupon the Company shall five (5) days to disapprove of such introduction. The foregoing acknowledgement and agreement shall not, however, be construed to permit Maxim to disclose Confidential Information to any such third party without complying with the obligations prescribed above.

The Company agrees that if within eighteen (18) months from the date of the notice required in the preceding paragraph the Company and any party to whom the Company was introduced by Maxim hereunder proposes a Financing or any Transaction involving the Company and Maxim is not engaged as the Company’s exclusive financial advisor, agent and/or investment banker in connection with such Financing or Transaction pursuant to Section 6 hereof, then, if any such Financing or Transaction is consummated, the Company shall pay to Maxim fees in accordance with the Fee Schedule.

Such fees shall be payable to Maxim as set forth in Exhibit B.

The amount of consideration paid in a Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its stockholders in such Transaction, including, without limitation, cash, securities, notes or other evidences of indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof.  If all or a portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and Maxim.  If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Transaction.  If such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Transaction.  In such event, the fee payable to Maxim pursuant to this Section 3 shall be paid on the 30th trading day subsequent to consummation of the Transaction.  If no public market exists for the common stock, options, warrants or other rights issued in the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and Maxim.  If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be.

Any amounts payable by a purchaser to the Company, any stockholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the Transaction.  If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to Maxim an additional cash fee, determined in accordance with this Section 3, as, when and if such contingency payments are received.  However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay Maxim, upon consummation of such Transaction, an additional cash fee, determined in accordance with this Section 3 based upon the present value of such installment payments using a discount rate of 10%.  If with respect to any non-cash consideration the Company and Maxim are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and Maxim (the fees and expenses of whom shall be borne equally by the Company and Maxim).

4.             Expenses.  In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, travel and other out-of-pocket expenses but excluding any counsel fees and expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $5,000 without prior authorization of the Company.

5.             Indemnification.  The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6.             Future Rights.  As additional consideration for its services hereunder and as an inducement to cause Maxim to enter into this Agreement, if at any time during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement, the Company proposes to effect a public offering of its securities or a Financing or Transaction or to engage an investment banking firm to provide any other services to the Company (other than during the term of this Agreement the services to be provided by Maxim hereunder), the Company shall notify Maxim in writing of its intent to undertake such transaction and the proposed terms thereof and provide Maxim with a first opportunity to accept such engagement as MFIC’s exclusive advisor, agent and/or investment banker in connection therewith. Such opportunity to accept or reject an engagement to effect a transaction on MFIC’s behalf will expire ten (10) business days from the date on which Maxim is first informed thereof. Maxim must inform MFIC in writing of its decision as to whether it will undertake such transaction on MFIC’s behalf. If Maxim either: (i) rejects MFIC’s proposed terms, or (ii) fails to respond within the allotted time then MFIC shall have no further obligation to offer such transaction to Maxim.

7.             Other Activities.  The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved.  Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association.  Maxim may, but shall not be required to, present opportunities to the Company.

8.             Termination; Survival of Provisions.  Either Maxim or MFIC may terminate this Agreement at any time upon 30 days’ prior written notice to the other party.  In the event of such termination, the Company shall pay and deliver to Maxim: (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by Maxim after the Termination Date pursuant to Section 3 hereof, and shall reimburse Maxim for all expenses incurred by Maxim in connection with its services hereunder pursuant to Section 4 hereof.  All such fees and reimbursements due to Maxim pursuant to the immediately preceding sentence shall be paid to Maxim within thirty (30) days of the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).  Notwithstanding anything expressed or implied herein to the contrary: (i) any Agency Agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 7, 8, 9, 10, 15, and 16 shall survive the termination of this Agreement.

9.             Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Maxim, to Maxim Group LLC, 99 Sunnyside Boulevard Extension, Woodbury, New York 11797, Attention: Edward L. Rose, Esq., General Counsel, Fax No. (516) 364-2518, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: Irwin Gruverman, Fax No.: (617) 965-1213.  Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

10.           Arbitration.  In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or concerning the respective rights or obligations of the parties, the parties agree submit the matter to arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules.  The arbitration shall take place before a single arbitrator and shall be governed by the laws of the State of New York.  The decision of the arbitrator in the matter shall be final and binding upon the parties and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties agree that the arbitrator shall award (i) compensatory damages and reasonable attorneys’ fees and expenses to the prevailing party in such arbitration, but shall have no authority to award punitive, consequential, indirect, incidental or special damages absent a finding of willful or reckless conduct, and (ii) any equitable remedy including specific performance or injunctive relief that the arbitrator deems appropriate.  Except as required by law, the parties and an arbitrator shall keep the content and results of any arbitration hereunder strictly confidential and shall not disclose such content or results without the prior written consent of all parties involved.  The arbitration provision contained in this Section does not prevent any party from seeking injunctive relief from a court in order to preserve the status quo, prevent or stop any breach of the confidentiality provisions or to enforce any arbitration award.

11.           Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12.           Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13.           Successors and Assigns.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14.           No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.  Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder, all of which are hereby expressly waived.

15.           Waiver.  Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

16.           Remedies.  Maxim agrees and acknowledges that any violation or threatened violation of the confidentiality provisions of this Agreement will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against any reasonably perceived threat of breach of this Agreement or the continuation of any breach by Maxim, without the necessity of proving actual damages.  If the Company brings any action against Maxim for such a breach, or any other breach of this Agreement, the unsuccessful party shall pay all of its and the other party’s costs and expenses.

17.           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

MAXIM GROUP LLC

By:
Andrew Scott
Managing Director

By:
Clifford A. Teller
Managing Director

Agreed to and accepted this day of November, 2004

MFIC CORPORATION

By:
Irwin Gruverman
Chairman & CEO

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

MFIC Corporation agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

Financing Fees:	1. For any Financing, the Company shall:
(i) pay Maxim a cash fee of 7% of the amount of capital raised, invested or committed; and
(ii) pay Maxim a cash fee for unallocated expenses of 1% of the amount of capital raised, invested or committed.

Transaction Fees:	The Transaction Fees shall be payable to Maxim in cash at the closing or closings of the Transaction to which it relates.
An amount equal to the greater of:

(i) $350,000, or
(ii) 4% of the aggregate consideration paid or received by the Company and/or its stockholders in such Transaction, as the case may be.

Attorney Fees:	The Company will pay up to $35,000 in legal fees related to the Financing or the Transaction to Maxim’s counsel at the Closing.

Agent Warrants:	The Company shall grant to Maxim Agent Warrants in the form of, at Maxim’s option, (a) Securities issued pursuant to a Financing or (b) Common Stock of the Company, as follows:

(i) For any Financing or Transaction, warrants to purchase 7% of the amount of capital raised, invested or committed

The Agent Warrants shall have: (a) an exercise price equal to 150% of the 30-day VWAP of Common Stock preceding the closing of the Financing or Transaction, (b) a 3-year term, (c) cashless exercise provisions, (d) standard anti-dilution protections, and (e) one demand registration right and unlimited “piggy-back” registration rights.